Exhibit 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Holdings, L.C.

United Property & Casualty Insurance Company

United Insurance Management, L.C.

Skyway Claims Services, LLC

102